Exhibit 99.1

Thomas & Betts Corporation Reports First Quarter Net Earnings of $0.71 per Share Excluding Consolidation Charges

2011 Earnings Guidance Unchanged at $3.15 to $3.35 per Share

NOTE: Financial metrics discussed in the text of this press release are stated on a continuing operations basis and exclude unusual items in all time periods unless otherwise noted. E.P.S. amounts are on a diluted basis. The accompanying financial tables present financial information in accordance with GAAP as well as non-GAAP reconciliations for items discussed in the text. Investors are strongly encouraged to consider all available information in their evaluation of Thomas & Betts.

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 21, 2011--Thomas & Betts Corporation (NYSE:TNB) today reported $523.1 million in consolidated sales for first quarter 2011, a 15.3% increase year over year. The improvement was driven by the strong performance of the company’s Electrical segment, including solid organic sales growth and beneficial price and foreign currency.

First quarter 2011 net earnings per share increased 31.5% to $0.71 per diluted share, excluding $0.04 per share ($3.2 million pre-tax) in facility consolidation charges. This compares to net earnings of $0.54 per share excluding charges in the first quarter of 2010. GAAP net earnings from continuing operations were $0.67 and $0.50 per share in the first quarter of 2011 and 2010, respectively.

“2011 started out strong for Thomas & Betts. Our core Electrical business delivered excellent top- and bottom-line performance with sales up nearly 21% and earnings of over 20% of sales,” said Dominic J. Pileggi, chairman and chief executive officer. “Organic electrical sales grew nearly 10% driven by improved global demand for industrial and utility products. The strong Electrical segment results, coupled with solid performance in our HVAC segment, allowed us to deliver a year-over-year earnings increase of over 31%.”

SEGMENT HIGHLIGHTS:

Consolidated segment earnings were $99.0 million or 18.9% of sales, compared to $81.3 million or 17.9% of sales for first quarter 2010. Both periods exclude charges related to facility consolidations.

Electrical:

First quarter 2011 Electrical segment sales increased 20.8% to $443.5 million. Excluding acquisitions, sales increased 12.1% with organic growth contributing nearly 10% and the remainder from favorable foreign currency and price increases taken to offset rising raw material costs. Organic growth was driven by an increase of approximately 17% in industrial product demand and nearly 22% in utility product demand. Demand for construction products was essentially flat year over year. Electrical segment earnings were $89.4 million, or 20.2% of sales, excluding $2.5 million in pre-tax charges related to on-going consolidation activities. This compares to $67.1 million, or 18.3% of sales in the prior-year period, excluding $3.2 million in pre-tax consolidation charges. The earnings improvement is due to favorable product mix, prior-year acquisitions, the benefits of consolidation activities completed in 2010 and manufacturing leverage.

Steel Structures:

First quarter 2011 Steel Structures sales were $50.9 million, down 14.9% compared to 2010. Segment earnings were $4.3 million or 8.4% of sales. As expected, Steel Structures segment margins were lower than the typical mid-teen range for this business as a result of project mix and a very competitive pricing environment. In 2010, first quarter segment earnings were $9.9 million, or 16.5% of sales.

HVAC:

HVAC segment sales increased 8.2% to $28.7 million compared to $26.5 million last year. HVAC segment earnings were $5.3 million, or 18.3% of sales, excluding $0.7 million in pre-tax charges related to facility consolidation activities. This compares to $4.3 million, or 16.2% of sales, last year.

BALANCE SHEET/LIQUIDITY HIGHLIGHTS:

Thomas & Betts ended the quarter with $434 million in cash and cash equivalents and $447 million of availability under its existing credit facilities. Working capital was 16.8% of sales and total debt-to-total capitalization was 26.9% at quarter end.

GUIDANCE:

“We are very pleased with our first quarter performance and remain confident in our ability to continue to execute against our plans. There is, however, a greater degree of uncertainty today about the pace of the global macro-economic recovery given the on-going geo-political unrest and lingering impact from recent natural disasters than when we last provided guidance,” continued Pileggi. “Nonetheless, we are maintaining our full-year 2011 guidance of mid- to high-single digit sales growth and operating earnings of $3.15 to $3.35 per share (exclusive of consolidation charges).”

CORPORATE OVERVIEW:

Thomas & Betts Corporation (NYSE:TNB) is a global leader in the design, manufacture and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn., Thomas & Betts reported revenues of $2.0 billion and had approximately 8,750 employees in 2010. For more information, please visit www.tnb.com.

CONFERENCE CALL AND WEBCAST INFORMATION:
Date:	Thursday, April 21, 2011
Time:	11:00 a.m. Eastern (10:00 a.m. Central)
Phone:	201.689.8341
URL:	www.tnb.com (audio only)
Replay:	201.612.7415, account 9517, access code 369738
(through April 28, 2011).

CAUTIONARY STATEMENT

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by terms such as "expected," "includes," "will" and "could" and make assumptions regarding the company’s operations, business, economic and political environment. Actual results may be materially different from any results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's current Form 10-K for further information related to these uncertainties. The company undertakes no obligation to publicly revise any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES ATTACHED: (Unaudited)
Consolidated Statements of Operations
Segment Information
Consolidated Balance Sheets
Consolidated Statements of Cash Flows
Selected Information:
Reconciliation of Unusual Items
Reconciliation of Unusual Items – Segment Earnings
Reconciliation of Free Cash Flow
Reconciliation of Working Capital as a Percentage of Sales
Reconciliation of Total Debt-to-Total Capitalization

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2011	2010

Net sales	$523,135	$453,629

Cost of sales	359,532	319,029
Gross profit	163,603	134,600
Gross profit - % of net sales	31.3%	29.7%

Selling, general and administrative	104,101	88,479
Selling, general and administrative - % of net sales	19.9%	19.5%

Earnings from operations	59,502	46,121
Earnings from operations - % of net sales	11.4%	10.2%

Interest expense, net	(7,765)	(8,371)
Other (expense) income, net	(985)	130

Earnings before income taxes	50,752	37,880

Income tax provision	15,226	11,565
Effective tax rate	30.0%	30.5%

Net earnings from continuing operations	35,526	26,315

Earnings from discontinued operations, net	-	1,637

Net earnings	$35,526	$27,952

Basic earnings (loss) per share:
Continuing operations	$0.69	$0.51
Discontinued operations	-	0.03
Net earnings	$0.69	$0.54

Diluted earnings (loss) per share:
Continuing operations	$0.67	$0.50
Discontinued operations	-	0.03
Net earnings	$0.67	$0.53

Average shares outstanding:
Basic	51,546	52,067
Diluted	52,917	53,005

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2011	2010

Net sales:
Electrical	$443,520	$367,246
Steel Structures	50,945	59,897
HVAC	28,670	26,486

Total net sales	$523,135	$453,629

Segment earnings:
Electrical	$86,936	$63,888
Steel Structures	4,292	9,890
HVAC	4,562	4,291

Total reportable segment earnings	$95,790	$78,069

Corporate expense	(11,509)	(9,887)
Depreciation and amortization expense	(21,037)	(18,460)
Share-based compensation expense	(3,742)	(3,601)
Interest expense, net	(7,765)	(8,371)
Other (expense) income, net	(985)	130

Earnings before income taxes	$50,752	$37,880

Segment earnings - % of net sales:
Electrical	19.6%	17.4%
Steel Structures	8.4%	16.5%
HVAC	15.9%	16.2%
Total	18.3%	17.2%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$434,283	$455,198
Restricted cash	359	358
Receivables, net	276,562	230,203
Inventories	258,514	220,250
Other current assets	51,357	51,086
Total current assets	1,021,075	957,095

Net property, plant and equipment	309,481	305,796
Goodwill	977,640	967,889
Other intangible assets, net	338,128	340,544
Other assets	60,629	61,069

Total assets	$2,706,953	$2,632,393

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$326	$322
Accounts payable	185,917	190,839
Accrued liabilities	128,492	126,241
Income taxes payable	14,481	26,263
Total current liabilities	329,216	343,665

Long-term debt, net of current maturities	574,077	574,090
Other long-term liabilities	244,576	247,856

Shareholders' equity	1,559,084	1,466,782

Total liabilities and shareholders' equity	$2,706,953	$2,632,393

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	March 31,	March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$35,526	$27,952
Adjustments:
Depreciation and amortization	21,037	18,889
Share-based compensation expense	3,742	3,633
Deferred income taxes	3,599	1,882
Incremental tax benefits from share-based payment arrangements	(1,326)	(598)
Changes in operating assets and liabilities, net (a):
Receivables	(41,364)	(39,084)
Inventories	(35,505)	(12,557)
Accounts payable	(7,487)	(134)
Accrued liabilities	786	5,916
Income taxes payable	(11,001)	3,002
Other	(5,213)	4,750
Net cash provided by (used in) operating activities	(37,206)	13,651

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses, net of cash acquired	-	(21,395)
Purchases of property, plant and equipment	(12,111)	(5,315)
Other	2	5
Net cash provided by (used in) investing activities	(12,109)	(26,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	18,518	3,326
Repayments of debt and other borrowings	(78)	(72)
Incremental tax benefits from share-based payment arrangements	1,326	598
Net cash provided by (used in) financing activities	19,766	3,852

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	8,634	(2,887)

Net increase (decrease) in cash and cash equivalents	(20,915)	(12,089)
Cash and cash equivalents at beginning of period	455,198	478,613
Cash and cash equivalents at end of period	$434,283	$466,524

Cash payments for interest	$4,716	$5,603
Cash payments for income taxes	$26,768	$8,155

(a) Net of foreign exchange and acquisition effects

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information
(In millions, except E.P.S.)
(Unaudited)

Reconciliation of Unusual Items

	Quarter Ended

	March 31, 2011		March 31, 2010
	Net-of-Tax	E.P.S.	Net-of-Tax	E.P.S.

Reported net earnings from continuing operations	$35.5	$0.67	$26.3	$0.50

Unusual Items:
Facility consolidations	2.3	0.04	2.1	0.04
Total unusual items	2.3	0.04	2.1	0.04

Net earnings from continuing operations excluding unusual items	$37.8	$0.71	$28.4	$0.54

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information (continued)
(In millions)
(Unaudited)

Reconciliation of Unusual Items - Segment Earnings

	Quarter Ended

	March 31, 2011				March 31, 2010
	Electrical	Steel	HVAC	Total	Electrical	Steel	HVAC	Total

Reported segment earnings	$86.9	$4.3	$4.6	$95.8	$63.9	$9.9	$4.3	$78.1

Unusual Items:
Facility consolidations	2.5	-	0.7	3.2	3.2	-	-	3.2
Total unusual items	2.5	-	0.7	3.2	3.2	-	-	3.2

Segment earnings excluding unusual items	$89.4	$4.3	$5.3	$99.0	$67.1	$9.9	$4.3	$81.3
Segment earnings - % of net sales	20.2%	8.4%	18.3%	18.9%	18.3%	16.5%	16.2%	17.9%

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information (continued)
(In thousands, except ratios)
(Unaudited)

Reconciliation of Free Cash Flow

	Quarter Ended

	March 31,	March 31,
	2011	2010

Net cash provided by (used in) operating activities	$(37,206)	$13,651

Less: Purchases of property, plant and equipment	(12,111)	(5,315)

Free Cash Flow	$(49,317)	$8,336

Reconciliation of Working Capital as a Percentage of Sales

	March 31,	December 31,	March 31,
	2011	2010	2010

Receivables, net	$276,562	$230,203	$243,184
Inventories	258,514	220,250	222,905
Accounts payable	(185,917)	(190,839)	(157,390)
Working capital	$349,159	$259,614	$308,699

Net sales - rolling 4 quarters	$2,073,872	$2,004,366	$1,842,731

Working capital as a percentage of sales	16.8%	13.0%	16.8%

Reconciliation of Total Debt-to-Total Capitalization

	March 31,	December 31,
	2011	2010

Current maturities of long-term debt	$326	$322
Long-term debt, net of current maturities	574,077	574,090
Total debt	574,403	574,412

Shareholders' equity	1,559,084	1,466,782

Total capitalization	$2,133,487	$2,041,194

Total debt-to-total capitalization	26.9%	28.1%

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com